Exhibit 99.1

MEDIMMUNE ANNOUNCES ADDITION OF DAVID BALTIMORE, PH.D.

TO BOARD OF DIRECTORS

GAITHERSBURG, MD, August 14, 2003 –– MedImmune, Inc. (Nasdaq: MEDI) announced today that David Baltimore, Ph.D., a world-renowned scientist, has been appointed to its board of directors. Currently the president of the California Institute of Technology, Dr. Baltimore has also served as the president of The Rockefeller University and as the founding director of the Whitehead Institute for Biomedical Research at the Massachusetts Institute of Technology. He was elected to the U.S. National Academy of Sciences in 1974 and appointed in 1996 to head the National Institutes of Health AIDS Vaccine Research Committee. Dr. Baltimore has received many prestigious awards, including the 1999 National Medal of Science and the 1975 Nobel Prize for Physiology or Medicine for discoveries concerning the interaction between tumor viruses and the genetic material of the cell.

Wayne T. Hockmeyer, Ph.D., MedImmune’s chairman and founder, stated: “David Baltimore has played a key leadership role in the advancement of the biotechnology industry, public health and many preeminent academic institutions of science and medicine. Dr. Baltimore has also had the opportunity to contribute to the business of biotechnology through his experience on the boards of directors for Amgen, Inc. and BB Biotech AG, a long-time MedImmune shareholder. We look forward to Dr. Baltimore’s contribution to our board from his vantage point as a scientific, medical and industry leader.”

Dr. Baltimore is replacing Franklin H. Top, Jr., M.D., who is retiring after 15 years of service on the MedImmune board. Dr. Top will maintain his role as the company’s Medical Director, a position he has held since joining MedImmune in 1988. During his long career at MedImmune, Dr. Top has overseen the clinical development of the company’s currently marketed products, including its flagship product, Synagis® (palivizumab), which is used to prevent serious lower respiratory tract disease caused by respiratory syncytial virus (RSV) in pediatric patients at high risk for RSV (see full prescribing information at www.medimmune.com).

Dr. Hockmeyer commented on Dr. Top by saying: “Over the last 15 years, MedImmune has benefited greatly from Dr. Top’s wisdom, integrity and experience as a pediatric infectious disease specialist and virologist. We look forward to his continued participation as a member of our senior management team.”

With this transition, MedImmune’s nine-member board of directors includes six independent directors.

MedImmune is a leading biotechnology company focused on researching, developing and commercializing products to prevent or treat infectious disease, autoimmune disease and cancer. MedImmune actively markets four products, Synagis® (palivizumab), FluMist™ (influenza virus vaccine live, intranasal), Ethyol® (amifostine) and CytoGam® (cytomegalovirus immune globulin intravenous (human)), and has additional products in clinical testing. MedImmune employs approximately 1,700 people, is headquartered in Gaithersburg, Maryland, and has additional operations in Frederick, Maryland, as well as Pennsylvania, California, the United Kingdom and the Netherlands. For more information on MedImmune, and for full prescribing information on MedImmune’s products, visit the company’s website at www.medimmune.com.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements with respect to MedImmune reflect the current views of MedImmune’s management and are based on certain assumptions. Actual results for MedImmune could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in MedImmune’s filings with the U.S. Securities and Exchange Commission. MedImmune is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.